INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Lincoln International Corporation
Louisville, Kentucky

We have audited the accompanying consolidated balance sheets of Lincoln International Corporation as of July 31, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended July 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lincoln International Corporation as of July 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for each of the three years in the period ended July 31, 1994, in conformity with generally accepted accounting principles.




POTTER & COMPANY
September 27, 1994
                        LINCOLN INTERNATIONAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             July 31, 1994 and 1993



                                   A S S E T S
                                   -----------
                                              1994       1993
                                           ---------- ----------
Current assets:
  Cash                                     $   21,238 $   23,061
  Finance receivables (Note 2)                533,995    547,374
  Other receivables (Note 3)                   14,732     14,980
  Inventories                                     681        608
  Prepaid expenses                             11,173     12,695
                                           ----------  ---------
    Total current assets                      581,819    598,718
                                           ----------  ---------
Net property, plant and equipment
  (Notes 4 and 6)                           1,327,400  1,380,336
                                           ----------  ---------
Other asset:
  Franchise license, net of accumulated
    amortization of $75,529 ($67,137 in
    1993)                                      50,350     58,742
                                           ----------  ---------
    Total assets                           $1,959,569 $2,037,796
                                           ==========  =========
























See accompanying notes.





                              L I A B I L I T I E S
                              ---------------------
                                            1994         1993
                                         ----------   ----------
Current liabilities:
  Notes payable (Note 5)                 $   90,379   $   92,352
  Current maturities of long-term
    debt (Note 6)                           352,064      304,851
  Accounts payable                           93,710       96,265
  Income taxes payable                        4,398        2,984
  Accrued expenses                           98,129       95,239
  Deferred insurance commissions              2,435        2,970
                                          ---------    ---------
    Total current liabilities               641,115      594,661
                                          ---------    ---------
Long-term debt, less current maturities
  (Note 6)                                  819,788      871,068
                                          ---------    ---------
    Total liabilities                     1,460,903    1,465,729
                                          ---------    ---------
Commitments (Note 10)


                     S T O C K H O L D E R S'   E Q U I T Y
                     --------------------------------------
Stockholders' equity:
  Common stock, voting, $.50 stated
    value, 100,000 shares authorized
    and issued                               50,000       50,000
  Common stock, nonvoting, $.50 stated
    value, 2,900,000 shares authorized,
    1,532,320 shares issued                 766,160      766,160
  Additional paid-in capital                471,300      471,300
  Retained earnings (deficit)              (777,923)    (704,522)
                                          ---------    ---------
                                            509,537      582,938
  Less treasury stock, nonvoting, at
    cost, 9,246 shares                       10,871       10,871
                                          ---------    ---------
      Total stockholders' equity            498,666      572,067
                                          ---------    ---------
      Total liabilities and
        stockholders' equity             $1,959,569   $2,037,796
                                          =========    =========









                                   LINCOLN INTERNATIONAL CORPORATION
                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                               Years ended July 31, 1994, 1993, and 1992

                                                       1994         1993          1992
                                                    ----------    ----------    ---------
Revenues:
  Net service and operating revenues                $1,214,993   $1,219,203    $1,226,047
  Net product sales                                    111,803       96,213        86,119
  Finance charges and other income earned
    on finance receivables                             180,462      182,089       205,190
                                                    ----------    ----------    ---------
    Total revenues                                   1,507,258    1,497,505     1,517,356
                                                    ----------    ----------    ---------
Costs and expenses:
  Cost of service and operating revenues               916,635      976,966       980,749
  Cost of products sold                                 97,982       87,866        74,197
  Operating, general and administrative expenses       437,917      416,548       395,230
  Provision for credit losses on finance
    receivables                                          5,665       10,938        14,190
  Interest expense related to finance subsidiary        19,995       20,127        34,296
                                                    ----------    ----------    ---------
    Total costs and expenses                         1,478,194    1,512,445     1,498,662
                                                    ----------    ----------    ---------
    Income (loss) from operations                       29,064      (14,940)       18,694
                                                    ----------    ----------    ---------
Other income (expense):
  Gain (loss) on sale of property, equipment,
    and operating assets (Note 9)                            0       (1,974)      141,872
  Interest expense                                    (100,519)     (90,722)      (98,094)
  Miscellaneous                                          2,452        2,300         7,695
                                                    ----------    ----------    ---------
    Total other income (expense)                       (98,067)     (90,396)       51,473
                                                    ----------    ----------    ---------
    Income (loss) before income taxes and
      extraordinary item                               (69,003)    (105,336)       70,167

Provision for income taxes (Note 7)                      4,398        2,984        13,737
                                                    ----------    ----------    ---------
    Income (loss) before extraordinary item            (73,401)    (108,320)       56,430

Extraordinary item:
  Reduction of income taxes arising from
    carryforward of prior year's operating loss              0            0         7,780
                                                    ----------    ----------    ---------
    Net income (loss)                               $  (73,401)  $ (108,320)   $   64,210
                                                    ==========    ==========    =========
Income (loss) per common share:
  Income (loss) before extraordinary item           $     (.05)  $     (.07)   $      .03
  Extraordinary item                                       .00          .00           .01
                                                    ----------    ----------    ---------
  Net income (loss) per common share                $     (.05)  $     (.07)   $      .04
                                                    ==========    ==========    =========

See accompanying notes.


                                                  LINCOLN INTERNATIONAL CORPORATION
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                              Years ended July 31, 1994, 1993, and 1992



                                           Common Stock        Additional      Retained                    Total
                                        ------------------      Paid-in        Earnings     Treasury    Stockholder's
                                        Voting    Nonvoting     Capital       (Deficit)       Stock        Equity
                                        -------   ---------    ---------      ----------    ---------   ------------
Balance at July 31, 1991                $50,000   $766,160      $471,300      $(660,412)    $(10,871)     $616,177



Net income                                    0          0             0         64,210            0        64,210
                                         ------    -------      --------       --------      -------      --------


Balance at July 31, 1992                 50,000    766,160       471,300       (596,202)     (10,871)      680,387



Net loss                                      0          0             0       (108,320)           0      (108,320)
                                         ------    -------      --------       --------      -------       -------


Balance at July 31, 1993                 50,000    766,160       471,300       (704,522)     (10,871)      572,067



Net loss                                      0          0             0        (73,401)           0       (73,401)
                                         ------    -------      --------       --------      -------       -------


Balance at July 31, 1994                $50,000   $766,160      $471,300      $(777,923)    $(10,871)     $498,666
                                         ======    =======      ========       ========      =======       =======

See accompanying notes.


                                   LINCOLN INTERNATIONAL CORPORATION
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                               Years ended July 31, 1994, 1993, and 1992



                                                     1994          1993           1992
                                                   --------     ----------    -----------
Cash flows from operating activities:
  Income (loss) before extraordinary item          $(73,401)    $(108,320)    $    56,430
  Extraordinary item, net of tax effect                   0             0           7,780
                                                    -------      --------      ----------
    Net income (loss)                               (73,401)     (108,320)         64,210
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in) operating
    activities:
      Depreciation and amortization                  72,532        74,883          73,563
      Provision for credit losses on finance
        receivables                                  11,195        14,143          15,766
      Provision for losses on other receivables       3,031         8,000               0
      Reduction in allowance for credit losses
        due to sale of operating assets                   0             0         (27,043)
      (Gain) loss on sale of property, equipment,
        and operating assets                              0         1,974        (141,872)
      Reduction of cash value of life insurance
        as additional officers' compensation              0         9,793               0
      Other                                               0             0             318
      Change in assets and liabilities:
        (Increase) decrease in other receivables     (2,783)        7,917         (18,872)
        (Increase) decrease in inventories              (73)        1,204           1,217
        (Increase) decrease in prepaid expenses       1,522          (617)            682
        Increase in cash value of life insurance          0             0            (668)
        Increase (decrease) in accounts payable      (2,555)       44,770          (7,294)
        Increase (decrease) in income taxes
          payable                                     1,414        (2,973)          5,957
        Increase (decrease) in accrued expenses       2,890       (15,338)        (42,123)
        Decrease in deferred insurance commissions     (535)         (110)         (7,919)
                                                    -------      --------      ----------

          Net cash provided by (used in) operating
            activities                               13,237        35,326         (84,078)
                                                    -------      --------      ----------
Cash flows from investing activities:
  Loans originated                                 (407,876)     (423,460)       (366,818)
  Loans repaid                                      412,560       415,091         412,392
  Proceeds from sale of loans                             0             0       1,205,000
  Proceeds from disposal of property, equipment
    and operating assets                                  0             0         121,270
  Purchases of property and equipment               (11,204)      (66,365)        (29,295)
  Principal payments received on mortgage loan            0         7,935           6,526
                                                    -------      --------      ----------
          Net cash provided by (used in) investing
            activities                               (6,520)      (66,799)      1,349,075
                                                    -------      --------      ----------






See accompanying notes.


                                   LINCOLN INTERNATIONAL CORPORATION
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                               Years ended July 31, 1994, 1993, and 1992



                                                     1994          1993           1992
                                                   --------     ---------     -----------
Cash flows from financing activities:
  Net borrowings (repayments) under short-term
    notes payable                                  $ (4,473)    $   2,596     $(1,295,734)
  Proceeds from long-term debt                       30,704        62,384          35,190
  Principal payments on long-term debt              (34,771)      (40,474)        (43,132)
                                                    -------      --------      ----------
          Net cash provided by (used in)
            financing activities                     (8,540)       24,506      (1,303,676)
                                                    -------      --------      ----------
          Net decrease in cash                       (1,823)       (6,967)        (38,679)

          Cash at beginning of year                  23,061        30,028          68,707
                                                    -------      --------      ----------
          Cash at end of year                      $ 21,238     $  23,061     $    30,028
                                                    =======      ========      ==========
Supplemental disclosures of cash flow
  information:
    Cash paid during the year for interest         $121,226     $ 134,933     $   148,533
                                                    =======      ========      ==========
    Cash paid during the year for income taxes     $  2,984     $   5,942     $         0
                                                    =======      ========      ==========




























See accompanying notes.

                             LINCOLN INTERNATIONAL CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          July 31, 1994, 1993, and 1992



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------
This summary of significant accounting policies of Lincoln International Corporation (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Company's Activities:

Lincoln International Corporation is engaged in the operation of a stock yard and small consumer loan company in the state of Kentucky. The Company also is engaged in the operation of ice cream franchises in the mid-western United States.

Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions are eliminated in consolidation.

Finance Receivables:

All new direct cash loans of the Company have been recorded on the discount-basis. Income from discount-basis direct cash loans and retail contracts is calculated using a method which approximates the interest method. Accrual of interest income is suspended when a loan is contractually delinquent for ninety days or more at which time the loan is converted to interest-bearing. Income from interest-bearing loans is credited to income as and when collections are made. Extension fees and late charges on discount-basis direct cash loans and retail contracts are credited to income when collected. Insurance commissions are recognized over the terms of the related loans based on the straight-line method which approximates the interest method.

Allowance for Losses:

Provisions for credit losses are charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover the losses of principal in the existing portfolio. The Company's charge-off policy is based on a loan-by-loan review for all receivables, which are charged-off when they have had no collections during the preceding twelve-month period.



                        LINCOLN INTERNATIONAL CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          July 31, 1994, 1993, and 1992



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------
Other Receivables:

Royalties are recorded as income on the accrual basis. Expenses associated with franchise fees and royalties are charged as expense as incurred. Individual unit franchise fees are recorded as income when substantially all Company obligations have been completed.

Property, Plant and Equipment:

Property, plant and equipment are recorded at cost.   Depreciation is provided
over the following estimated useful lives:

     Buildings and improvements                 20-40 years
     Yard and administration building           10-55 years
     Leasehold improvements                      3- 5 years
     Machinery and equipment                     3-12 years

The Company uses the straight-line method of computing depreciation for financial statement purposes and accelerated methods for income tax purposes. Leasehold improvements are amortized using the straight-line method over the lease term.

Franchise License:

The Company amortizes the license using the straight-line method over 15 years which is the term of the franchise license agreement.

Income Taxes:

The Company files a consolidated federal income tax return. Investment tax credits are treated as a reduction of the tax provision in the year in which the benefit is earned (flow-through method). Separate state income tax returns are filed for the Company and each subsidiary.

Earnings Per Share:

Earnings per share are based on the weighted average number of shares outstanding during each year.









                        LINCOLN INTERNATIONAL CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          July 31, 1994, 1993, and 1992



NOTE 2 - FINANCE RECEIVABLES
----------------------------
Finance receivables consist of the following:

                                           1994      1993
                                         --------  --------
     Direct cash loans:
       Interest-bearing                  $ 29,942  $ 31,311
       Discount-basis                     635,456   655,751
     Retail contracts                      12,783    17,794
                                          -------   -------
                                          678,181   704,856
                                          -------   -------
Less:
       Unearned finance charges           127,671   140,553
       Allowance for credit losses         16,515    16,929
                                          -------   -------
                                          144,186   157,482
                                          -------   -------
         Totals                          $533,995  $547,374
                                          =======   =======
Contractual maturities of direct cash loans and retail contracts as of July 31, 1994 were as follows:

                      1995      1996      1997      1998      1999     Totals
                    --------  --------  --------  --------  --------  --------
Direct cash loans:
  Interest bearing  $ 17,398  $  7,801  $  2,406  $    991  $  1,346  $ 29,942
  Discount-basis     424,098   195,297    16,025        36         0   635,456
Retail contracts       9,508     3,033       242         0         0    12,783
                     -------   -------   -------   -------   -------   -------
    Totals          $451,004  $206,131   $18,673  $  1,027  $  1,346  $678,181
                     =======   =======   =======   =======   =======   =======
Experience of the Company has shown that a substantial majority of finance receivables will be renewed or repaid before contractual maturity dates. Accordingly, the foregoing tabulation is not to be regarded as a forecast of future cash collections. During the years ended July 31, 1994, 1993, and 1992, cash collections of principal amounts on direct cash loans and retail contracts were approximately $413,000, $415,000, and $412,000, respectively, and the ratios of cash collections to average principal balances were 60%, 59%, and 29%, respectively.












                        LINCOLN INTERNATIONAL CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          July 31, 1994, 1993, and 1992



NOTE 2 - FINANCE RECEIVABLES (CONTINUED)


Changes in the allowance for credit losses were as follows:

   Balance as of July 31, 1992                       $17,108
   Provision for credit losses                        14,143
   Loans charged off                                 (17,527)
   Recoveries                                          3,205
                                                      ------
   Balance as of July 31, 1993                        16,929
   Provision for credit losses                        11,188
   Loans charged off                                 (17,132)
   Recoveries                                          5,530
                                                      ------
   Balance as of July 31, 1994                       $16,515
                                                      ======


NOTE 3 - OTHER RECEIVABLES

Other receivables consist of the following:

                                              1994     1993
                                             -------  -------
   Accounts receivable                       $16,576  $23,760
   Less allowance for doubtful accounts        4,081   12,100
                                              ------   ------
                                              12,495   11,660
   Royalty receivables                         2,237    3,320
                                              ------   ------
     Totals                                  $14,732  $14,980
                                              ======   ======

NOTE 4 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                           1994        1993
                                        ----------  ----------
   Land                                 $  718,022  $  718,022
   Building and improvements                85,850      85,850
   Yard and administration building      2,374,658   2,373,888
   Machinery and equipment                 526,774     516,340
   Leasehold improvements                    5,703       5,703
                                         ---------   ---------
                                         3,711,007   3,699,803
   Less accumulated depreciation         2,383,607   2,319,467
                                         ---------   ---------
   Net property, plant and equipment    $1,327,400  $1,380,336
                                         =========   =========

                        LINCOLN INTERNATIONAL CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          July 31, 1994, 1993, and 1992



NOTE 5 - NOTES PAYABLE

Notes payable consist of the following:

                                              1994     1993
                                             -------  -------
   Notes payable - officer                   $15,379  $17,352
   Notes payable - other                      75,000   75,000
                                              ------   ------
        Total                                $90,379  $92,352
                                              ======   ======

NOTE 6 - LONG-TERM DEBT

Long-term debt consists of the following:

                                           1994        1993
                                        ----------  ----------
   12% subordinated capital notes,
     various maturity dates,
     unsecured.                         $  421,079  $  394,163

   Mortgage note payable, interest
     at .5% over prime (prime was
     7.0% as of July 31, 1994),
     monthly payments of $7,566,
     including principal and
     interest, final payment due
     June, 2011, secured by real
     property.                             747,700     774,944

   Note payable, interest at 10%
     monthly payments of $356,
     including principal and
     interest, final payment due
     February, 1995, collateralized
     by equipment.                           3,073       6,812
                                         ---------   ---------
                                         1,171,852   1,175,919
   Less current maturities                 352,064     304,851
                                         ---------   ---------
       Totals                           $  819,788  $  871,068
                                         =========   =========








                        LINCOLN INTERNATIONAL CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          July 31, 1994, 1993, and 1992



NOTE 6 - LONG-TERM DEBT (CONTINUED)

Aggregate maturities required on long-term debt at July 31, 1994 are as follows:

          1995                              $  352,064
          1996                                 127,163
          1997                                  61,834
          1998                                  44,973
          1999                                  48,465
          Later years                          537,353
                                             ---------
            Total                           $1,171,852
                                             =========

NOTE 7 - INCOME TAXES

The provision for income taxes consists of the following:

                                          1994    1993    1992
                                         ------  ------  -------
Federal income taxes                     $    0  $    0  $ 7,780
State and local income taxes              4,398   2,984    5,957
                                          -----   -----   ------
  Provision for income taxes             $4,398  $2,984  $13,737
                                          =====   =====   ======
The Company has available at July 31, 1994 unused tax credits and operating loss carryforwards, which may provide future tax benefits. If not used, the carryforwards will expire as follows:

      Year of                Tax             Operating Loss
     Expiration            Credits           Carryforwards
     ----------            -------           --------------
        2001               $61,247              $      0
        2002                     0               170,356
        2003                     0               208,651
        2004                     0               129,419
        2005                     0                81,096
        2006                     0               216,677
        2007                     0                     0
        2008                     0                89,623
        2009                     0                76,331
                            ------               -------
                           $61,247              $972,153
                            ======               =======





                        LINCOLN INTERNATIONAL CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          July 31, 1994, 1993, and 1992



NOTE 7 - INCOME TAXES (CONTINUED)

The difference between the statutory income tax rate and the Company's effective tax rate is reconciled as follows:

                            1994               1993               1992
                     ------------------  ------------------ -----------------
                      Amount    Percent   Amount   Percent   Amount   Percent
                     --------   -------  --------  -------  --------  -------
Federal taxes
  (benefit) at
  statutory rate     $(23,500)  (34.0)%  $(35,800) (34.0)%  $23,800    34.0%
Surtax exemption            0      .0           0     .0    (12,800)  (18.0)
Tax effect of
  current
  operating
  loss available
  for carryover        23,500    34.0      35,800   34.0          0     0.0
Temporary
  differences             804     1.2           0     .0     (3,220)   (3.0)
State and local
  income taxes,
  net of federal
  benefit               3,594     5.2       2,984    2.8      5,957     8.0
                      -------   -----     -------  -----     ------   -----
                     $  4,398     6.4%   $  2,984    2.8%   $13,737    21.0%
                      -------   -----     -------  -----     ------   -----
A deferred tax asset due to the operating loss and tax credit carryforwards has not been recognized because it is more likely than not that it will not be realized based on current circumstances.

NOTE 8 - MAJOR BUSINESS SEGMENTS

The Company considers its activities to comprise two reportable segments: financial lending and agribusiness. Summary data is as follows:

                                1994        1993         1992
                             ----------  ----------   ----------
Revenues:
  Finance                    $  180,462  $  182,089   $  205,190
  Agribusiness                1,316,632   1,303,996    1,288,885
  Other                          10,164      11,420       23,281
                              ---------   ---------    ---------
    Consolidated             $1,507,258  $1,497,505   $1,517,356
                              =========   =========    =========







                        LINCOLN INTERNATIONAL CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          July 31, 1994, 1993, and 1992



NOTE 8 - MAJOR BUSINESS SEGMENTS (CONTINUED)

                                1994        1993         1992
                             ----------  ----------   ----------
Operating profit (loss):
  Finance                    $   31,848  $   23,204   $   46,588
  Agribusiness                  132,454      95,117       47,258
                              ---------   ---------    ---------
    Total segments              164,302     118,321       93,846
  Corporate and other
    expenses                   (135,238)   (133,261)     (75,152)
                              ---------   ---------    ---------
    Income (loss) from
      operations                 29,064     (14,940)      18,694
Nonoperating income               2,452         326      149,567
Interest expense               (100,519)    (90,722)     (98,094)
                              ---------   ---------    ---------
    Income (loss) before
      income taxes and
      extraordinary item     $  (69,003) $ (105,336)  $   70,167
                              =========   =========    =========
Total assets:
  Finance                    $  545,209  $  554,569   $  578,059
  Agribusiness                1,333,934   1,389,036    1,394,619
                              ---------   ---------    ---------
    Total segments            1,879,143   1,943,605    1,972,678
  Corporate and other            80,426      94,191      122,584
                              ---------   ---------    ---------
    Consolidated             $1,959,569  $2,037,796   $2,095,262
                              =========   =========    =========
Capital expenditures:
  Finance                    $        0  $        0   $        0
  Agribusiness                    8,639      63,169       29,295
                              ---------   ---------    ---------
    Total segments                8,639      63,169       29,295
  Corporate and other             2,565       3,196            0
                              ---------   ---------    ---------
    Consolidated             $   11,204  $   66,365   $   29,295
                              =========   =========    =========
Depreciation and
  amortization:
    Finance                  $      832  $      879   $      991
    Agribusiness                 55,726      54,652       52,556
                              ---------   ---------    ---------
      Total segments             56,558      55,531       53,547
    Corporate and other          15,974      19,352       20,016
                              ---------   ---------    ---------
      Consolidated           $   72,532  $   74,883   $   73,563
                              =========   =========    =========





                        LINCOLN INTERNATIONAL CORPORATION
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                          July 31, 1994, 1993, and 1992



NOTE 9 - SALE OF OPERATING ASSETS

On August 28, 1991, the Company sold all finance receivables and ceased operations at the Columbia, Pineville, and Shelbyville branch offices of Lincoln Finance Company, Inc. The Greensburg, Kentucky office of Lincoln Finance Company, Inc. continues to operate. Net finance receivables of $1,123,613 were sold at a gain of $75,466, and the Company received $30,000 for agreements not to compete, which is included in other income. In connection with the sale of these financial receivables, the note payable to Security Pacific Credit Corporation was liquidated September, 1991.

Following is a summary of the results of operations of the Lincoln Finance Company, Inc.'s offices sold for the period through August 28, 1992, and the year ended July 31, 1991:

                                  August 1, 1991
                                      through       Year ended
                                  August 28, 1992  July 31, 1991
                                  ---------------  -------------
Revenues                             $ 28,289        $361,445

Costs and expenses                     38,451         379,842
                                      -------         -------
  Income (loss) from
    operations                       $(10,162)       $(18,397)
                                      =======         =======
On August 15, 1991, Farmers Friend Mineral Company, Inc. sold a trademark, which had no basis, for $50,000, which is included in other income.


NOTE 10 - LEASE COMMITMENTS

The Company and its subsidiaries lease facilities, sales offices and equipment under operating leases, the majority of which do not extend beyond one year.

Total rental expense amounted to $33,855 in 1994, $29,114 in 1993, and $34,140 in 1992. Future minimum rentals are as follows:

          Year ending July 31:
          -------------------
                 1995                           $ 9,104
                 1996                             1,701
                                                 ------
                 Totals                         $10,805
                                                 ======

